UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to § 240.14a-12

HTG MOLECULAR DIAGNOSTICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

HTG MOLECULAR DIAGNOSTICS, INC.

3430 E. Global Loop

Tucson, Arizona 85706

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 17, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of HTG Molecular Diagnostics, Inc., a Delaware corporation (the “Company”). The meeting will begin promptly at 1:00 p.m. Pacific Time on August 17, 2022 via a live audio-only webcast. We have determined that the annual meeting will be held in a virtual format only, via the internet, with no physical in-person meeting. To participate in the annual meeting virtually via the internet, please visit www.proxydocs.com/HTGM.

In order to attend the annual meeting, you must register in advance at www.proxydocs.com/HTGM prior to 5:00 p.m. Eastern Time on August 16, 2022. Upon completion of your registration, you will receive further instructions via email, including a unique link that will allow you to access the meeting and to submit questions during the meeting. Stockholders will not be able to attend the annual meeting in person.

The meeting is being held for the following purposes:

1. To elect the Board of Directors’ three nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders;

2. To approve a series of alternate amendments to our Amended and Restated Certificate of Incorporation to effect, at the option of the Board of Directors, a reverse stock split of our common stock at a ratio between 1-for-5 and 1-for-15, inclusive, as determined by the Board of Directors in its sole discretion;

3. To approve the authorization to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2.

4. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

5. To ratify the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.

6. To conduct any other business properly brought before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. We encourage you to carefully read these materials, as well as our Annual Report for the year ended December 31, 2021.

The record date for the annual meeting is June 21, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Shaun D. McMeans

Secretary

Tucson, Arizona

July 7, 2022

YOUR VOTE IS VERY IMPORTANT

Whether or not you expect to attend the meeting, please vote as soon as possible by completing the proxy card that may be mailed to you or voting over the telephone or the internet as instructed in these materials. For more detailed information regarding how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials provided to you, the section entitled Questions and Answers About this Proxy Material and Voting beginning on the following page, or, if you requested to receive printed proxy materials, your enclosed proxy card.

HTG MOLECULAR DIAGNOSTICS, INC.

3430 E. Global Loop

Tucson, Arizona 85706

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 17, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of HTG Molecular Diagnostics, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “HTG”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials, including our Proxy Statement and Annual Report, on the website referred to in the Notice, www.proxydocs.com/HTGM, or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on July 7, 2022 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after July 17, 2022.

Why are we holding a virtual Annual Meeting?

This year we have implemented a virtual format for our annual meeting, which will be conducted via live audio webcast and online stockholder tools. We believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world without person-to-person contact, at no cost (other than any costs associated with your internet access, such as usage charges from internet access providers and telephone companies). A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the annual meeting so they can ask questions of our Board or management. During the annual meeting, we may answer questions submitted during the annual meeting and address those asked in advance, to the extent relevant to the business of the annual meeting, as time permits. We do not intend to post questions received during the annual meeting to our website.

How do I attend the annual meeting?

The meeting will be held live via the Internet on Wednesday, August 17, 2022 at 1:00 p.m. Pacific Time. You must register in advance by visiting www.proxydocs.com/HTGM to attend, participate or vote during the meeting prior to the registration deadline of 5:00 p.m. Eastern Time on Tuesday, August 16, 2022. You will be asked to include the control number found on your Notice, Proxy Card or Voting Instruction Form. Upon registration, you will receive further instructions via email, including a unique link that will allow you to access the meeting and submit questions during the meeting.

Will a list of record stockholders as of the record date be available?

A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.proxydocs.com/HTGM. In addition, for the ten days prior to the annual meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 21, 2022 will be entitled to vote at the annual meeting. On this record date, there were 11,045,986 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 21, 2022, your shares were registered directly in your name with HTG’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the annual meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 21, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares live at the meeting unless you request and obtain a valid proxy or control number from your broker or other agent.

What am I voting on?

There are five matters scheduled for a vote:

•	Proposal 1: Election of the Board’s three nominees for director named herein to hold office until the 2025 Annual Meeting of Stockholders;

•

Proposal 2: To approve a series of alternate amendments to our Amended and Restated Certificate of Incorporation to effect, at the option of the Board of Directors, a reverse stock split of our common stock at a ratio between 1-for-5 and 1-for-15, inclusive, as determined by the Board of Directors in its sole discretion;

•	Proposal 3: To approve the authorization to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2.
•	Proposal 4: Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement; and
•

Proposal 5: Ratification of the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online at the meeting even if you have already voted by proxy.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-858-9151 and follow the recorded instructions. You will be asked to provide the control number from the Notice.

•

To vote through the internet, go to www.proxypush.com/HTGM and follow the on-screen instructions to complete an electronic proxy card. You will be asked to provide the control number from the Notice or proxy card.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from HTG. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online at the annual meeting, you must obtain a valid proxy or control number from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form or control number.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on June 21, 2022.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or live at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 or Proposal 4 without your instructions but may vote your shares on Proposals 2, 3 and 5 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, “For” the approval of a series of alternate amendments to our Amended and Restated Certificate of Incorporation to effect, at the option of the Board of Directors, a Reverse Stock Split at a ratio between 1-for-5 and 1-for-15, inclusive, as determined by the Board of Directors in its sole discretion, “For” the authorization to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2, “For” the advisory approval of executive compensation and “For” the ratification of the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

The Company will pay for any cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 3430 E. Global Loop, Tucson, Arizona 85706.
•	You may attend the annual meeting virtually and vote online through the internet. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 9, 2023, to Attn: Corporate Secretary, 3430 E. Global Loop, Tucson, Arizona 85706. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between April 19, 2023 and May 19, 2023. You are also advised to review the Company’s bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules (once effective) stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than June 18, 2023.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and for all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2, 3, 4, and 5 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal, except Proposal 2, for which they will have the same effect as “Against” votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present virtually at the meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal 2, the approval of a series of alternate amendments to the Company’s Amended and Restated Certificate of Incorporation to effect a Reserve Stock Split at a ratio between 1-for-5 and 1-for-15, inclusive, as determined by the Board of Directors in its sole discretion, must receive “For” votes from the holders of a majority of shares outstanding on the record date for the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have the same effect as “Against” votes.

To be approved, Proposal 3, the authorization to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2, must receive “For” votes from the holders of a majority of the shares present virtually at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

To be approved, Proposal 4, the advisory approval of the compensation of the Company’s named executive officers, must receive “For” votes from the holders of a majority of shares present virtually or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

To be approved, Proposal 5, ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2022, must receive “For” votes from the holders of a majority of shares present virtually at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present virtually at the meeting or represented by proxy. On the record date, there were 11,045,986 shares outstanding and entitled to vote. Thus, the holders of 5,522,994 shares must be present virtually or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the meeting or the holders of a majority of shares present virtually at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

The Company’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has eight members. There are three Class I directors whose term of office expires in 2022: Christopher P. Kiritsy, James to LaFrance and Lee R. McCracken. Mr. LaFrance has not been nominated for reelection. In addition, Harry A. George has submitted his resignation from the Board of Directors, effective on the date of the annual meeting. The Board of Directors would like to thank Mr. LaFrance and Mr. George for their service on the Board.

The nominees for election at the annual meeting include Lee R. McCracken and Christopher P. Kiritsy, the other two current Class I directors, and Thomas W. Dubensky Jr., Ph.D, a director nominee. Mr. McCracken was elected by our stockholders and Mr. Kiritsy was elected by the Company’s Board of Directors in January 2022. If elected at the annual meeting, each of the three nominees would serve until the 2025 annual meeting and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

It is the Company’s policy to invite directors and nominees for director to attend the annual meeting. All seven then-current members of the Board of Directors attended the 2021 Annual Meeting of Stockholders, consisting of Ann F. Hanham, Ph.D., Harry A. George, Michelle R. Griffin, Donnie M. Hardison, James T. LaFrance, John L. Lubniewski and Lee R. McCracken.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named herein. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares that would have been voted for that nominee instead may be voted for the election of a substitute nominee proposed by our Board of Directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The Board of Directors Recommends

A Vote “For” Each Named Nominee.

Directors and Director Nominees

Name	Age	Position(s)

John L. Lubniewski	58	President, Chief Executive Officer and Director
Ann F. Hanham, Ph.D.	69	Chair of Board of Directors
Thomas W. Dubensky Jr., Ph.D.	65	Nominee for Director
Michelle R. Griffin	56	Director
Harry A. George	74	Director
Christopher P. Kiritsy	57	Director
Donnie M. Hardison	71	Director
James T. LaFrance	63	Director
Lee R. McCracken	64	Director

(1)	Dr. Dubensky is being nominated for election to the Board of Directors at the annual meeting.
(2)	Mr. George has resigned from the Board of Directors, effective as of the date of the annual meeting.
(3)	Mr. LaFrance’s term of office will end at the annual meeting and has not been nominated for re-election to the Board of Directors.

The following is a brief biography of each nominee, each director whose term will continue after the annual meeting and each of our executive officers.

Nominees for Election for a Three-year Term Expiring at the 2025 Annual Meeting

Thomas W. Dubensky Jr., Ph.D. Dr. Dubensky has been nominated for election to the Board of Directors at the annual meeting. Dr. Dubensky was the founding chief executive officer of Tempest Therapeutics, Inc. (Nasdaq: TPST) (“Tempest”), and currently serves as the President of Tempest. Tempest is a clinical-stage biotechnology company developing small molecule therapeutics to treat cancer through mechanisms that directly kill tumor cells and activate tumor-specific immunity. Dr. Dubensky brings significant expertise in the discovery, development and translation of novel small molecule-, biologic- and vector-based cancer therapies, having advanced several first-in-human drug candidates. He previously held various roles leading discovery biology, development and clinical translation in cancer immunotherapy and infectious disease indications at multiple biotech companies, including Viagene, Inc., Chiron Corporation, Onyx Pharmaceuticals, Cerus Corporation and Immune Design Corp. He also has an extensive publication and patent record. Dr. Dubensky received his Bachelor of Arts degree in Bacteriology and Immunology from the University of California, Berkeley and his Ph.D. degree at the University of Colorado Health Sciences center. He conducted his post-doctoral studies at Harvard Medical School in the Department of Pathology and received executive training at the University of California, San Diego, Executive program for Scientists and Engineers. Our Board of Directors believes Dr. Dubensky’s extensive industry experience and his broad knowledge of early-stage therapeutics qualify him to serve on our Board of Directors.

Christopher P. Kiritsy. Mr. Kiritsy has served on our Board of Directors since January 2022. Mr. Kiritsy currently serves as audit and compensation committee chairs and on the board of directors of Pieris Pharmaceuticals, Inc. (Nasdaq: PIRS). Since 2018, Mr. Kiritsy has been the managing member of Precision Kapital, LLC, a private investment and advisory firm that he founded. Prior to forming Precision Kapital, Mr. Kiritsy co-founded Arisaph Pharmaceuticals, Inc. (“Arisaph”) and served as Arisaph’s President and Chief Executive Officer until its exit in 2018. At Arisaph, Mr. Kiritsy evolved the drug discovery organization from an academic orientation to a clinical development enterprise, taking several cardiometabolic products into clinical development. Prior to Arisaph, Mr. Kiritsy served as Executive Vice President, Corporate Development and Chief Financial Officer of Kos Pharmaceuticals, Inc. (Nasdaq: KOSP). Mr. Kiritsy is a seasoned entrepreneur, who possesses more than 25 years of business and technical experience in the biopharmaceutical industry. He received his Bachelor of Arts degree in Biology from Bowdoin College and an MBA from Boston University. Our Board of Directors believes that Mr. Kiritsy’s extensive industry and executive experience, and his experience serving on the board of directors of another public company qualify him to serve on our Board of Directors.

Lee R. McCracken. Mr. McCracken has served on our board of directors since October 2015. Since May 2021, Mr. McCracken currently serves as Entrepreneur in Residence at Thorne HealthTech, a leader in the development of innovative solutions for personalized approaches to health and wellbeing, and Chair of the Drawbridge Health, Inc. board of directors, a company focused on enabling personal diagnostic testing. From June 2017 to April 2021, Mr. McCracken was the Chief Executive Officer of Drawbridge Health, Inc. From May 2016 to May 2017 and from April 2013 to March 2014, Mr. McCracken was a strategic and restructuring consultant in the regenerative medicine and diagnostics industries through his firm, McCracken Consulting. In addition, he served as Chief Executive Officer of Gensignia Life Sciences, Inc., a molecular diagnostics company, from April 2014 through May 2016.
Mr. McCracken previously held executive positions or roles with significant responsibility at several biotechnology and therapeutics companies, including Pathwork Diagnostics, Inc., Prometheus Laboratories Inc., GenStar Therapeutics Corporation, CombiChem Inc., and Allergan Inc., as well as at the investment companies, 3i Capital and Union Venture. Mr. McCracken received his MBA from the Anderson School of Management at the University of California, Los Angeles, his Master of Computer Science (MCS) from the University of Dayton, and his Bachelor of Science degree in Commerce from Santa Clara University. Our Board of Directors believes Mr. McCracken’s extensive executive and industry experience and his broad knowledge of molecular diagnostics qualify him to serve on our Board of Directors.

Directors Continuing in Office Until the 2023 Annual Meeting

Donnie M. Hardison. Mr. Hardison has served on our Board of Directors since May 2016. Since February 2021, he has been working as an independent healthcare consultant. He was most recently the President and Chief Executive Officer, and served on the board of directors, of Biotheranostics, Inc., a molecular diagnostic company focused on oncology, from February 2017 until it was acquired by Hologic, Inc. in February 2021. From April 2010 to March 2016, Mr. Hardison was the President and Chief Executive Officer of Good Start Genetics, a molecular genetic testing and information company. For more than 20 years prior to that, Mr. Hardison held various executive and senior management positions at companies including Laboratory Corporation of America (“LabCorp”) a clinical laboratory company, Exact Sciences Corporation, a molecular diagnostics company, OnTarget, Inc., a sales and marketing consulting company, Quest Diagnostics Inc., a clinical laboratory company, SmithKline Beecham Corporation, a pharmaceutical company, and others. He currently serves on the board of directors of Cytek Biosciences (Nasdaq: CTKB), MDxHealth (Nasdaq: MDXH) and BioPorto, Inc. (BIOPOR.CO) and as an independent director or advisor for several private companies, including Stemina Biomarker Discovery, Inc., YourBio Health, Breath BioMedical and IQuity, Inc. Mr. Hardison received his Bachelor of Arts degree, in political science, from the University of North Carolina, Chapel Hill. Our Board of Directors believes that Mr. Hardison’s broad private and public company background, his extensive executive and industry experience, his experience with newly emerging and well-established companies, and his extensive commercial and operational experience qualify him to serve on our Board of Directors.

John L. Lubniewski. Mr. Lubniewski has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2019 and before that served as our President and Chief Operating Officer since April 2018. Prior to this, he served as our Senior Vice President and Chief Business Officer since April 2011. Mr. Lubniewski joined us from Ventana Medical Systems, Inc. (“Ventana”), a medical diagnostics company and member of the Roche Group, and the global headquarters of Roche Tissue Diagnostics (“RTD”) where he served in leadership roles for nine years both before and after the acquisition of Ventana by Roche Holdings, Inc. (“Roche”) in March 2008. From August 2010 to April 2011, Mr. Lubniewski was Senior Vice President and Lifecycle Leader, Advanced Staining Platforms at Ventana. From January 2008 to August 2010, Mr. Lubniewski served as Senior Vice President and Lifecycle Leader, Clinical Assays at RTD, with responsibility for three lifecycle teams, technical marketing and medical marketing and global accountability for all RTD clinical assay products. Prior to the Roche acquisition of Ventana, Mr. Lubniewski served at Ventana as Senior Vice President, Advanced Staining Business Unit, Vice President Worldwide Marketing and Translational Diagnostic Business Unit, and General Manager, Research Products. In these roles, Mr. Lubniewski was responsible for a variety of assay and platform development and commercialization efforts. Prior to Ventana, Mr. Lubniewski worked for over ten years in a variety of divisional, sector and corporate leadership roles at Corning, Incorporated, a multinational technology company that specializes in specialty glass, ceramics and related materials and technologies including advanced optics, primarily for industrial and scientific applications. Mr. Lubniewski earned a Bachelor of Science degree in Chemical Engineering from Clarkson University. Our Board of Directors believes that Mr. Lubniewski’s extensive executive management experience in commercialization, marketing, strategic planning and management of operations, as well as his service as our Chief Executive Officer, qualify him to serve on our Board of Directors.

Directors Continuing in Office Until the 2024 Annual Meeting

Ann F. Hanham Ph.D. Dr. Hanham has served on our Board of Directors since August 2016 and has served as chair of our Board of Directors since January 2021. Prior to this, Dr. Hanham served as Lead Independent Director from April 2019 to December 2020 and as chair of our Board of Directors from March 2017 to March 2019. Since March 2017, Dr. Hanham has provided independent management consulting as a sole proprietor. Previously, she was the founding and managing partner of BAR Capital LLC, an investment company, a position she has held from December 2013 to March 2017. From February 2000 to November 2013, Dr. Hanham was the Managing Director and General Partner of Burrill and Company, a life science investment company. Prior to that, Dr. Hanham held positions of increasing responsibility in product development, medical affairs, and clinical and regulatory affairs at various companies, including InterMune Inc., Otsuka America Pharmaceuticals, Inc. (“Otsuka”), Celtrix Pharmaceuticals, Inc. (“Celtrix”), and Becton Dickinson and Company (“BD”). InterMune, Inc., Otsuka and Celtrix are, or prior to respective acquisitions, were clinical-stage biopharmaceutical companies, and BD is a life sciences discovery and diagnostics company. Dr. Hanham also currently serves on the board of directors of SCYNEXIS (Nasdaq: SCYX). Dr. Hanham received her Bachelor of Science degree from the University of Toronto, Canada; her M.Sc. degree, in biology, from Simon Fraser University, Canada; and her Ph.D. degree, in biology, from the University of British Columbia, Canada. Our Board of Directors believes that Dr. Hanham’s extensive industry and executive experience, and her experience serving on the board of directors of other public companies qualifies her to serve on our Board of Directors.

Michelle R. Griffin. Ms. Griffin has served on our Board of Directors since August 2018. Ms. Griffin currently serves as a member of the board of directors and chair of the compensation committee for Acer Therapeutics, Inc (Nasdaq: ACER), Adaptive Biotechnologies Corp (Nasdaq: ADPT) and Chinook Therapeutics, Inc. (Nasdaq KDNY). She has also served on the board of directors and as audit committee chair for PhaseRx, Inc. (Nasdaq:PZRX) from 2016 to 2018, OncoGenex Pharmaceuticals Inc. (Nasdaq: OGXI) from 2008 to 2011, and Sonus Pharmaceuticals, Inc. (Nasdaq: SNUS) from 2004 to 2008. Ms. Griffin served as executive vice president, operations, and chief financial officer at OncoGenex from 2011 to 2013; served as acting chief executive, senior vice president and chief operating officer at Trubion Pharmaceuticals, Inc. (Nasdaq: TRBN) from 2009 until its acquisition in 2010 and as its chief financial officer from 2006 to 2009; and served as senior vice president and chief financial officer of Dendreon Corp. (Nasdaq: DNRN) from 2005 to 2006. Ms. Griffin began her career in the biopharmaceuticals industry in 1994 at Corixa Corp. (Nasdaq: CRXA) and served as its chief financial officer from its IPO in 1997 until 2005 when Corixa was acquired by GlaxoSmithKline plc. She received a post‐graduate certificate in accounting and an MBA from Seattle University, a Bachelor of Science degree in statistics and marketing from George Mason University and has passed the certified public accountant exam. Our Board of Directors believes that Ms. Griffin’s financial and accounting expertise and extensive executive experience qualifies her to serve on our Board of Directors.

Executive Officers

Name	Age	Position(s)
John L. Lubniewski	57	President, Chief Executive Officer and Director
Shaun D. McMeans	60	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Byron T. Lawson	47	Senior Vice President and Chief Commercial Officer

Set forth below is biographical information for our executive officers other than Mr. Lubniewski, whose biographical information is set forth above.

Shaun D. McMeans. Mr. McMeans has served as our Senior Vice President and Chief Financial Officer since February 2018 and as our Vice President and Chief Financial Officer since February 2012. Prior to joining us, Mr. McMeans was Vice President – Finance of Securaplane Technologies, Inc., a product supply company and division of Meggitt PLC, an aerospace, defense and energy conglomerate, from May 2011 to February 2012. Mr. McMeans was a financial consultant from February 2008 to April 2011, working both in an individual capacity and as a partner for Tatum LLC, a consulting company. Prior to February 2008, Mr. McMeans was Chief Financial Officer for The Long Companies, a full service residential and commercial real estate division of Berkshire Hathaway, Inc. Mr. McMeans also worked for over five years at LXU Healthcare, Inc., a manufacturer and distributor of specialty surgical equipment, as Controller and then Chief Financial and Operating Officer. In his early career, Mr. McMeans worked in roles of increasing responsibility, including Director of Finance, for Burnham Holdings, Inc., formerly Burnham Corporation, a manufacturer and distributor of residential and commercial hydronic heating equipment. Mr. McMeans received his Bachelor of Science degree in Accounting from The Pennsylvania State University.

Byron T. Lawson. Mr. Lawson has served as our Senior Vice President and Chief Commercial Officer since January 2020 and previously served as our Senior Vice President, Pharma Business Unit since January 2018. Prior to this, he served as our Vice President, Commercial Operations since April 2016 and Senior Director, Commercial Options since October 2012. Mr. Lawson joined us from Ventana, where he worked for nearly 15 years and served in a variety of roles with increasing responsibility in the North American commercial organization. He also served in the United States Air Force for nearly 10 years between Active and Reserve Duty as a certified Histology Technician.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Diversity

The Board Diversity Matrix, below, provides the diversity statistics for our Board of Directors.

Board Diversity Matrix (As of June 20, 2022)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	5
Two or More Races or Ethnicities		1
LGBTQ+
Did Not Disclose Demographic Background

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, our Board of Directors has affirmatively determined that all of our current directors, other than Mr. Lubniewski, and nominees for director are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, our Board of Directors found that none of the directors, other than Mr. Lubniewski, had a material or other disqualifying relationship with the Company.

Board Leadership Structure

As a general policy, our Board of Directors believes that separation of the positions of Chair and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole.

Dr. Hanham serves as Chair of our Board of Directors and Mr. Lubniewski serves as our Chief Executive Officer. Dr. Hanham presides over Board of Directors meetings, sets meeting agendas, ensures the duties, responsibilities and roles of members of our Board of Directors are clearly understood, ensures that our Board of Directors receives appropriate and timely information, material and reports from management regarding our business, provides input to the Board regarding candidates for nomination or appointment to the Board of Directors and Board committees, and performs such additional duties as set forth in our bylaws and as our Board of Directors may otherwise determine and delegate.

We also have a separate chair for each committee of our Board of Directors. The chair of each committee is expected to report at least annually to our Board of Directors on the activities of their respective committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board of Directors to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and cybersecurity risks. Oversight by the Audit Committee includes direct communication with our external auditors. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of The Board of Directors

The Board of Directors met 10 times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board maintains an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The following table provides membership and meeting information for 2021 for each of the foregoing Board committees:

Name	Audit	Compensation	Nominating and Governance
John L. Lubniewski
Harry A. George	X
Michelle R. Griffin	X*	X
Ann F. Hanham, Ph.D.			X*
Donnie M. Hardison		X*
James T. LaFrance	X		X
Lee R. McCracken		X	X
Total meetings in 2021	5	3	3

*	2021 Committee Chairperson

Our Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee consists of Ms. Griffin, Mr. George, Mr. LaFrance and Mr. Kiritsy. Ms. Griffin served as the chair of our Audit Committee through March 2022, at which point Mr. Kiritsy was elected chair of the Audit Committee. Effective upon their election at the annual meeting, the Audit Committee will consist of Ms. Griffin, Mr. McCracken and Mr. Kiritsy, with Mr. Kiritsy serving as chair. Our Board of Directors has determined that each of the members of our Audit Committee, as well as each of the members appointed to serve on the Audit Committee effective upon their election at the annual meeting, satisfies the Nasdaq Stock Market and SEC independence requirements. The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial and cybersecurity-related controls, accounting or auditing matters and other matters;
•	preparing the report that the SEC requires in our annual proxy statement;
•

reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial and cybersecurity risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;
•	reviewing on a periodic basis our investment policy; and
•	reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

Our Board of Directors has determined that each member of our Audit Committee, as well as each of the members appointed to serve on the Audit Committee effective upon their election at the annual meeting, meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. It has also determined that Mr. Kiritsy qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our Board of Directors has considered Mr. Kiritsy’s formal education and experience in financial and executive roles. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market that is available to our stockholders on our website at www.htgmolecular.com.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Mr. Christopher P. Kiritsy (Chair)

Mr. Harry A. George

Ms. Michelle R. Griffin

Mr. James T. LaFrance

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Ms. Griffin, Mr. Hardison and Mr. McCracken. Mr. Hardison serves as the chair of our Compensation Committee. Effective upon their election at the annual meeting, the Compensation Committee will consist of Dr. Dubensky, Ms. Griffin, Mr. Hardison and Mr. McCracken, with Mr. Hardison serving as chair. Our Board of Directors has determined that each of the members of our Compensation Committee is, and each of the individuals appointed to serve on the Compensation Committee upon their election at the annual meeting will be, a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the Nasdaq Stock Market independence requirements. None of these individuals has ever been an executive officer or employee of ours. The functions of this committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;
•	reviewing and recommending to our Board of Directors the compensation and other terms of employment of our executive officers;
•

reviewing and recommending to our Board of Directors the performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the type and amount of compensation to be paid or awarded to our non-employee board members;

•

establishing policies for allocating between long-term and currently paid out compensation, between cash and non-cash compensation and the factors used in deciding between the various forms of compensation;

•

establishing policies with respect to votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
•	establishing elements of corporate performance for purposes of increasing or decreasing compensation;
•	administering our equity incentive plans;
•	establishing policies with respect to equity compensation arrangements;
•

reviewing regional and industry-wide compensation practices and trends to assess the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	reviewing the adequacy of its charter on a periodic basis;
•	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, if applicable;
•	preparing the report that the SEC requires in our annual proxy statement, if applicable; and
•	reviewing and assessing on an annual basis the performance of the Compensation Committee.

Our Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on our website at www.htgmolecular.com.

Typically, the Compensation Committee meets at least twice annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In 2021, our Compensation Committee retained Radford, an Aon Hewitt company and a provider of compensation market intelligence to the technology and life sciences industries, to provide a report summarizing relevant benchmark data relating to industry-appropriate peers and make recommendations regarding base salary, target total cash (base salary plus target cash incentives) and the amounts and terms of long-term equity incentive awards for our executives as well as to benchmark and make recommendations regarding the initial and annual cash retainer amounts for directors and chairpersons of our Board of Directors and the various committees and the amounts and terms of initial and annual long-term equity incentive awards for directors. No work performed by Radford during fiscal year 2021 raised a conflict of interest.

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Dr. Hanham, Mr. McCracken and Mr. LaFrance. Dr. Hanham serves as the chair of our Nominating and Governance Committee. Effective upon their election at the annual meeting, the Nominating and Governance Committee will consist of Dr. Hanham and Mr. McCracken, with Dr. Hanham serving as chair. Our Board of Directors has determined that each of the members of this committee satisfies the Nasdaq Stock Market independence requirements. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;
•	determining the minimum qualifications for service on our Board of Directors;
•	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our Board is appropriate;
•	evaluating, nominating and recommending individuals for membership on our Board of Directors;
•	evaluating nominations by stockholders of candidates for election to our Board of Directors;
•	considering and assessing the independence of members of our Board of Directors;
•

developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;

•	assist the chair of our Board of Directors or lead independent director in developing effective board of directors meeting practices and procedures;
•	oversee and review the processes and procedures used by us to provide information to our Board of Directors and its committees;
•

assist the members of our Compensation Committee, as requested, in determining the compensation paid to non-employee directors for their service on our Board of Directors and its committees and recommend any changes considered appropriate to our full board of directors for approval;

•

periodically review with our Chief Executive Officer the plans for succession to the offices of our Chief Executive Officer and other key executive officers and make recommendations to our Board of Directors with respect to the selection of appropriate individuals to succeed those positions;

•	reviewing the adequacy of its charter on an annual basis; and
•	annually evaluating the performance of the Nominating and Governance Committee.

Our Nominating and Governance Committee operates under a written charter that is available to stockholders on our website at www.htgmolecular.com.

The Nominating and Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Company.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. The Nominating and Governance Committee considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. The Nominating and Governance Committee typically also considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. However, the Nominating and Governance Committee retains the right to modify the standards by which it reviews director nominees from time to time. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Governance Committee believe that it is important that directors represent diverse viewpoints. In addition, the Nominating and Governance Committee assesses diversity (including self-identified diversity characteristics) in connection with the annual nominating process as well as in new director searches.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee uses its and the other Board members’ network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and selects candidates for recommendation to the Board by majority vote.

Our Nominating and Governance Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Nominating and Governance Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Any stockholder may recommend nominees for director by writing to Dr. Ann F. Hanham, Ph.D., Chair of the Nominating and Governance Committee of the Board of Directors, HTG Molecular Diagnostics, Inc., 3430 E. Global Loop, Tucson, Arizona 85706, giving the name and address of the stockholder on whose behalf the submission is made, the number of Company shares that are owned beneficially by such stockholder as of the date of the submission, the full name of the proposed candidate, a description of the proposed candidate’s business experience for at least the previous five years, complete biographical information for the proposed candidate and a description of the proposed candidate’s qualifications as a director. All of these communications will be reviewed by our Nominating and Governance Committee, for further review and consideration in accordance with this policy.

Stockholder Communications with the Board of Directors

We have adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Attn: Corporate Secretary, 3430 E. Global Loop, Tucson, Arizona, 85706. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics (the “Code”) is available on our website at www.htgmolecular.com. If we make any substantive amendments to the Code or grants any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Hedging Policy

As part of our Insider Trading Policy, we prohibit speculation based on fluctuations in the market. As a result, the following transactions are prohibited, whether or not the director, employee, officer or consultant is in possession of inside information:

•	purchases or sales of any derivative security of the Company, including without limitation, puts and calls;
•	purchases of the Company’s stock on margin;
•	short sales of the Company’s stock (i.e., where a person borrows shares of the Company’s stock, sells them and then purchases stock at a later date to replace the borrowed stock);
•	loaning shares of the Company’s stock through a brokerage or otherwise in order to facilitate the short sales of other persons;
•	writing, buying or selling options for the Company’s stock;
•	pledging the Company’s stock as security or collateral for a loan or any other obligation; and
•

to the extent not otherwise referenced above, any other hedging transaction involving the Company’s stock or any derivative security of the Company, or any other inherently speculative transaction involving the Company’s stock.

The prohibition on these transactions also applies to members of the households of directors, officers, employees and consultants of the Company or its subsidiaries.

Proposal 2

background

Our Board of Directors has unanimously approved a series of alternate amendments to our Amended and Restated Certificate of Incorporation each of which would effect a reverse stock split, or Reverse Stock Split, of all issued and outstanding shares of our common stock, at a ratio ranging from 1-for-5 to 1-for-15, inclusive.

Accordingly, effecting a Reverse Stock Split would reduce the number of outstanding shares of our common stock. The effectiveness of any one of these amendments and the abandonment of the other amendments, or the abandonment of all of these amendments, will be determined by our Board of Directors following the annual meeting and prior to the date of our 2023 Annual Meeting of Stockholders. Our Board of Directors has recommended that these proposed amendments be presented to our stockholders for approval.

Our stockholders are being asked to approve these proposed amendments pursuant to Proposal 2, and to grant authorization to our Board of Directors to determine, at its option, whether to implement a Reverse Stock Split, including its specific timing and ratio.

Should we receive the required stockholder approval for Proposal 2, our Board of Directors will have the sole authority to elect, at any time on or prior to the date of our 2023 Annual Meeting of Stockholders, and without the need for any further action on the part of our stockholders whether to effect a Reverse Stock Split.

Notwithstanding approval of Proposal 2 by our stockholders, our Board of Directors may, at its sole option, abandon the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect any Reverse Stock Split, as permitted under Section 242(c) of the General Corporation Law of the State of Delaware.

By approving Proposal 2, our stockholders will (a) approve a series of alternate amendments to our Amended and Restated Certificate of Incorporation pursuant to which (i) any whole number of outstanding shares of common stock between and including 1-for-5 and 1-for-15 could be combined into one share of common stock; and (b) authorize our Board of Directors to file only one such amendment as determined by the Board at its sole option, and to abandon each amendment not selected by the Board. Our Board of Directors may also elect not to undertake a Reverse Stock Split and therefore abandon all amendments.

approval of a reverse stock split of our common stock

Our Board of Directors has adopted and is recommending that our stockholders approve a series of alternate amendments to our Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split. The text of the proposed form of Certificate of Amendment to our Amended and Restated Certificate of Incorporation, which we refer to as the Certificate of Amendment, is attached hereto as Appendix A.

We are proposing that our Board of Directors have the discretion to select the Reverse Stock Split ratio from within a range between and including 1-for-5 and 1-for-15, rather than proposing that stockholders approve a specific ratio at this time, in order to give our Board of Directors the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board’s then-current assessment of the factors described below under “Criteria to be Used for Determining Whether to Implement the Reverse Stock Split.” If the Board decides to implement a Reverse Stock Split, we will file the Certificate of Amendment with the Secretary of State of the State of Delaware and the Reverse Stock Split will be effective at the close of business on the business day following its filing with the Secretary of State of the State of Delaware, or such later time as is chosen by the Board and set forth in the Certificate of Amendment. Except for adjustments that may result from the treatment of fractional shares as described below, each of our stockholders will hold the same percentage of our outstanding common stock immediately following the Reverse Stock Split as such stockholder holds immediately prior to the Reverse Stock Split.

Reasons for Reverse Stock Split

Meet certain continued listing requirements of the Nasdaq Stock Market. To continue our listing on The Nasdaq Capital Market, we must comply with Nasdaq Marketplace Rules, which requirements include a minimum bid price of $1.00 per share. On June 3, 2022, the Nasdaq Stock Market (“Nasdaq”) provided notice to us that the decline in the share price of our common stock has caused it to be out of compliance with one of the Nasdaq Capital Market’s continued listing standards and that it has 180 calendar days, or until November 30, 2022, to regain compliance with Nasdaq’s Marketplace Rule 5550(a)(2) minimum bid price requirement. To regain compliance, our common stock must close at or above the $1.00 minimum bid price for at least 10 consecutive business days or more at the discretion of Nasdaq.

Our Board of Directors has considered the potential harm to us and our stockholders should Nasdaq delist our common stock from The Nasdaq Capital Market. Delisting could adversely affect the liquidity of our common stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons. In addition, the delisting of our common stock from The Nasdaq Capital Market may constitute an event of default under our Loan and Security Agreement with Silicon Valley Bank.

The Board of Directors believes that a Reverse Stock Split is a potentially effective means for us to maintain compliance with the $1.00 minimum bid requirement and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from The Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our common stock.

To potentially improve the marketability and liquidity of our common stock. Our Board of Directors believes that the increased market price of our common stock expected as a result of implementing a Reverse Stock Split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock.

•

Stock Price Requirements: We understand that many brokerage houses, institutional investors and funds have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. Additionally, a Reverse Stock Split could help increase analyst and broker interest in our common stock as their internal policies might discourage them from following or recommending companies with low stock prices.

•

Stock Price Volatility: Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers.

•

Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

Criteria to be Used for Determining Whether to Implement Reverse Stock Split

In determining whether to implement the Reverse Stock Split and which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval of Proposal 2, our Board of Directors may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock in the short- and long-term;

•	the continued listing requirements for our common stock on The Nasdaq Capital Market;

•	which Reverse Stock Split ratio would result in the least administrative cost to us;

•	prevailing general market and economic conditions; and

•

whether and when our Board of Directors desires to have the additional authorized but unissued shares of common stock that will result from the implementation of a Reverse Stock Split available to provide the flexibility to use our common stock for business and/or financial purposes.

Certain Risks and Potential Disadvantages Associated with a Reverse Stock Split

We cannot assure you that the proposed Reverse Stock Split will increase our stock price and have the desired effect of maintaining compliance with Nasdaq Marketplace Rules. We expect that the Reverse Stock Split will increase the market price of our common stock so that we may be able to regain and maintain compliance with the Nasdaq $1.00 minimum bid price requirement. However, the effect of the Reverse Stock Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share price of our common stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Stock Split, and the market price per post-Reverse Stock Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. In addition, although it is possible that the Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long-term investors. Even if we implement the Reverse Stock Split, the market price of our common stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Stock Split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Even if the market price per post-Reverse Stock Split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of “round lot” holders.

The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs. The liquidity of our common stock may be negatively impacted by a Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, if a Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of our common stock described above.

The effective increase in the authorized number of shares of our common stock as a result of the Reverse Stock Split could have anti-takeover implications. The implementation of a Reverse Stock Split will result in an effective increase in the authorized number of shares of our common stock, which could, under certain circumstances, have anti-takeover implications. The additional shares of common stock that would become available for issuance if this Proposal 2 is approved and a Reverse Stock Split is implemented could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities that is not approved by the Board, give certain holders the right to acquire additional shares of our common stock at a low price. The Board also could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this Proposal 2 has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of this Proposal 2 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Principal Effects of a Reverse Stock Split

After the effective date of any Reverse Stock Split that our Board of Directors elects to implement, each stockholder will own a reduced number of shares of common stock. However, any Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in HTG, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share as described below. Voting rights and other rights and preferences of the holders of our common stock will not be affected by a Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to a Reverse Stock Split would continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares) of the voting power of the outstanding shares of our common stock immediately after such Reverse Stock Split. The number of stockholders of record will not be affected by a Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after such Reverse Stock Split).

The principal effects of a Reverse Stock Split will be that:

•	each five-to-fifteen shares of our common stock owned by a stockholder (depending on the Reverse Stock Split ratio selected by the Board), will be combined into one new share of our common stock;

•

no fractional shares of common stock will be issued in connection with any Reverse Stock Split; instead, holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below;

•

based upon the Reverse Stock Split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, restricted stock units and warrants, which will result in a proportional decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants;

•

based upon the Reverse Stock Split ratio selected by the Board, there will be a proportional decrease in the number of shares of our common stock issuable upon conversion of the outstanding shares of our non-voting Series A Convertible Preferred Stock; and

•	the number of shares then reserved for issuance under our equity compensation plans will be reduced proportionately based upon the Reverse Stock Split ratio selected by the Board.

The following table contains approximate information, based on share information as of June 21, 2022, relating to our outstanding common stock based on the proposed Reverse Stock Split ratios (without giving effect to the treatment of fractional shares), and information regarding our authorized and available shares:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Unissued and Unreserved

Pre-Reverse Stock Split	26,666,667	11,045,986	1,179,083	14,441,598
Post-Reverse Stock Split 1:5	26,666,667	2,209,197	235,816	24,221,654
Post-Reverse Stock Split 1:6	26,666,667	1,840,997	196,513	24,629,157
Post-Reverse Stock Split 1:7	26,666,667	1,577,998	168,440	24,920,229
Post-Reverse Stock Split 1:8	26,666,667	1,380,748	147,385	25,138,534
Post-Reverse Stock Split 1:9	26,666,667	1,227,331	131,009	25,308,327
Post-Reverse Stock Split 1:10	26,666,667	1,104,598	117,908	25,444,161
Post-Reverse Stock Split 1:11	26,666,667	1,004,180	107,189	25,555,298
Post-Reverse Stock Split 1:12	26,666,667	920,498	98,256	25,647,913
Post-Reverse Stock Split 1:13	26,666,667	849,691	90,698	25,726,278
Post-Reverse Stock Split 1:14	26,666,667	788,999	84,220	25,793,448
Post-Reverse Stock Split 1:15	26,666,667	736,399	78,605	25,851,663

After the effective date of any Reverse Stock Split that our Board of Directors elects to implement, our common stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify our common stock.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The implementation of any proposed Reverse Stock Split will not affect the registration of our common stock under the Exchange Act. Our common stock would continue to be listed on The Nasdaq Capital Market under the symbol “HTGM” immediately following the Reverse Stock Split, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Stock Split to indicate that the Reverse Stock Split had occurred.

Effective Date

The proposed Reverse Stock Split would become effective at 5:00 p.m., Eastern Time, on the business day following the filing of a Certificate of Amendment with the office of the Secretary of State of the State of Delaware, or such later date as is chosen by the Board and set forth in the Certificate of Amendment, which date we refer to in this Proposal 2 as the Effective Date. Except as explained below with respect to fractional shares, effective as of 5:00 p.m., Eastern Time, on the Effective Date, shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of us or our stockholders, into a lesser number of new shares of our common stock in accordance with the Reverse Stock Split ratio determined by our Board of Directors within the limits set forth in this Proposal 2.

Cash Payment In Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of any Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of the common stock on The Nasdaq Capital Market during regular trading hours for the five consecutive trading days immediately preceding the Effective Date (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

As of June 21, 2022, there were 113 stockholders of record of our common stock. Upon stockholder approval of Proposal 2, if our Board of Directors elects to implement the proposed Reverse Stock Split, stockholders owning, prior to the Reverse Stock Split, less than the number of whole shares of common stock that will be combined into one share of common stock in the Reverse Stock Split would no longer be stockholders. For example, if a stockholder held five shares of common stock immediately prior to the Reverse Stock Split and the Reverse Stock Split ratio selected by the Board was 1:10, then such stockholder would cease to be a stockholder of HTG following the Reverse Stock Split and would not have any voting, dividend or other rights except to receive payment for the fractional share as described above. Based on our stockholders of record as of June 21, 2022, and assuming a Reverse Stock Split ratio of 1-for-10, we expect that cashing out fractional stockholders would reduce the number of stockholders of record by 48 holders. In addition, we do not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Record and Beneficial Stockholders

If this Proposal 2 is approved by our stockholders and our Board of Directors elects to implement a Reverse Stock Split, stockholders of record holding all of their shares of our common stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of our common stock they hold after the Reverse Stock Split along with payment in lieu of any fractional shares. Non-registered stockholders holding common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Proposal 2 is approved by our stockholders and our Board of Directors elects to implement a Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from HTG or its exchange agent, as soon as practicable after the effective date of the Reverse Stock Split. Our transfer agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after any Reverse Stock Split. As a result, on the Effective Date, the stated capital on our balance sheet attributable to the common stock would be reduced proportionally, based on the actual Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. The net income or loss per share of common stock would be increased because there would be fewer shares of common stock outstanding. The Reverse Stock Split would be reflected retroactively in our consolidated financial statements. We do not anticipate that any other accounting consequences would arise as a result of any Reverse Stock Split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the proposed alternate amendments to our Amended and Restated Certificate of Incorporation to allow for a Reverse Stock Split and we will not independently provide the stockholders with any such right if any Reverse Stock Split is implemented.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of a Reverse Stock Split that are generally expected to be applicable to U.S. Holders (as defined below) of our common stock who hold their common stock as capital assets within the meaning of Section 1221 of Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This summary is based on provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to these laws could alter the tax consequences described below, possibly with retroactive effect, which may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Stock Split.

This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder. This discussion does not address the tax consequences which may apply to stockholders subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations dealers in securities, real estate investment trusts, regulated investment companies, stockholders who hold their pre-reverse split shares through individual retirement or other tax-deferred accounts, stockholders who are not U.S. Holders (as defined below), stockholders who have a functional currency other than the U.S. dollar, partnerships or other entities classified as partnerships or disregarded entities for U.S. federal income tax purposes (or persons holding our common stock through such entities), stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Code or Section 1244 stock for purposes of Section 1244 of the Code, stockholders who acquired their stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code, or stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation.

In addition, this summary does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split; (b) any U.S. federal non-income tax consequences of the Reverse Stock Split, including estate, gift or other tax consequences; (c) any state, local or non-U.S. tax consequences of the Reverse Stock Split; (d) the alternative minimum tax, the Medicare contribution tax on net investment income, or special tax accounting rules under Section 451(b) of the Code, or (e) tax consequences to holders of options, warrants or similar rights to acquire our common stock. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is any of the following:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;
•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. In general, the federal income tax consequences of a Reverse Stock Split will vary depending upon whether a U.S. Holder receives cash for fractional shares or solely a reduced number of shares of common stock in exchange for their old shares of common stock. We believe that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the Reverse Stock Split should have the following federal income tax effects. A U.S. Holder who receives solely a reduced number of shares of common stock will generally not recognize gain or loss in the Reverse Stock Split. A U.S. Holder’s aggregate tax basis in the reduced number of shares of common stock should equal the U.S. Holder’s aggregate tax basis in its old shares of common stock and such U.S. Holder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of common stock surrendered to the shares of common stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. Holders should consult their tax advisors as to application of the foregoing rules where shares of common stock were acquired at different times or at different prices.

A U.S. Holder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split should generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code. A U.S. Holder’s aggregate tax basis in the reduced number of shares of common stock should equal the U.S. Holder’s aggregate tax basis in its old shares of common stock decreased by the basis allocated to the fractional share for which such U.S. Holder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged.

We will not recognize any gain or loss as a result of the proposed Reverse Stock Split.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date for the annual meeting is required for approval of this proposal. Abstentions will have the same effect as “Against” votes. Broker non-votes, if any, will have the same effect as “Against” votes.

The Board Of Directors Recommends

A Vote “For” Proposal 2.

Proposal 3

Authorization to Adjourn the Annual Meeting

General

If the annual meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 2, our proxy holders may move to adjourn the annual meeting at that time in order to enable our Board of Directors to solicit additional proxies.

In this proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the annual meeting to another time and place, if necessary, to solicit additional proxies in the event that there are not sufficient votes to approve Proposal 2. If our stockholders approve this proposal, we could adjourn the annual meeting and any adjourned session of the annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat Proposal 2, we could adjourn the annual meeting without a vote on Proposal 2 and seek to convince our stockholders to change their votes in favor of Proposal 2.

If it is necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the annual meeting of the time and place to which the annual meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required

Approval of this proposal requires the affirmative vote of holders of a majority of shares present virtually at the meeting or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as “Against” votes. Broker non-votes, if any, will have no effect.

The Board Of Directors Recommends

A Vote “For” Proposal 3.

Proposal 4

Advisory Vote on Executive Compensation

At our 2021 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Company is again asking the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed under the heading “Executive Compensation”, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, the Board is asking our stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and its Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote on the matter at the annual meeting. Abstentions will have the same effect as “Against” votes. Broker non-votes will have no effect.

The Board Of Directors Recommends

A Vote “FOR” Proposal 4

Proposal 5

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. BDO USA, LLP has audited the Company’s financial statements since June 25, 2014. Representatives of BDO USA, LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of accounting firm. Abstentions will have the same effect as “Against” votes. Broker non-votes, if any, will have no effect.

Principal Accountant Fees and Services

The following table summarizes the fees of BDO USA, LLP, our independent registered public accounting firm, for 2021 and 2020.

	December 31,
	2021	2020
Fee Category
Audit fees (1)	$409,889	$501,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$409,889	$501,000
(1)

Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our consolidated financial statements, quarterly reviews and services associated with SEC registration statements and other documents issued in connection with securities offerings including comfort letters and consents.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. All fees described above were pre-approved by the Audit Committee.

The Board Of Directors Recommends

A Vote “For” Proposal 5.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of June 15, 2022 by: (i) each director; (ii) each of our executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

The table is based upon information supplied by officers, directors and principal stockholders, Schedules 13G filed with the SEC and other sources believed to be reliable by us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based 11,045,986 shares outstanding on June 15, 2022, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address for each person or entity listed in the table is c/o HTG Molecular Diagnostics, Inc., 3430 E. Global Loop, Tucson, Arizona 85706.

	Common Stock Beneficially Owned
Name and address of beneficial owner	Shares	Percentage
Greater than 5% stockholders

Samjo Capital, LLC, Samjo Management, LLC and Andrew N. Wiener (1)	615,100	5.6%
599 Lexington Avenue, Floor 21
New York, NY 10022
Cowen Prime Advisors (2)	593,133	5.4%
599 Lexington Avenue, Floor 21
New York, NY 10022
Directors and named executive officers
John L. Lubniewski (3)	130,212	1.2%
Shaun D. McMeans (4)	57,674	*
Byron Lawson (5)	30,583	*
Ann Hanham (6)	6,884	*
Harry A. George (7)	18,757	*
Michelle R. Griffin (8)	6,165	*
Donnie M. Hardison (9)	7,631	*
James T. LaFrance (10)	7,631	*
Lee McCracken (11)	7,131	*
All current executive officers and directors as a group (9 persons) (12)	272,668	2.4%

*	Represents beneficial ownership of less than one percent.

(1)

Samjo Capital, LLC and Samjo Management, LLC, Delaware limited liability companies and Andrew N. Wiener, as sole managing member of these entities have reported shared voting power over 590,000 shares of the Company’s common stock and Mr. Wiener reports having sole voting power over an additional 25,100 shares of the Company’s common stock. This information is based on the Schedule 13G filed on February 8, 2022 with the SEC.

(2)

Cowen Prime Advisors LLC (“CPA”) is a registered investment adviser under the Investment Advisers Act of 1940. In its role as investment adviser, CPA possesses discretionary investment authority to determine the identity and amount of securities to be bought and sold, including 593,133 shares of the Company’s common stock. These securities are owned by various clients, who have retained sole proxy voting authority over all of the shares. However, CPA has sole authority to dispose of the position as appropriate. CPA reported the total number of shares beneficially owned by CPA as discretionary investment manager in the Information Table filed by CPA as part of its third quarter 2021 Form 13F filing. Andrew N. Wiener, one of the portfolio managers of the CPA Samjo Investment Program (“SI”), is also the sole Managing Member of Samjo Capital, LLC and Samjo Management, LLC which serve as the General Partner and Management Company, respectively, of Samjo Partners, LP, an investment partnership (hedge fund) and HAFF Partners LP, a family investment partnership, both of which employ investment strategies that are similar to those employed in the CPA SI program. Samjo Capital, LLC, Samjo Management, LLC, Samjo Partners, LP and HAFF Partners LP are not affiliated with CPA. Mr. Wiener, along with his fellow CPA SI portfolio managers, is responsible for the decision to invest client accounts of CPA SI in shares of this issuer. In addition to Mr. Wiener’s portfolio management responsibilities for CPA SI, Mr. Wiener may invest, and from time to time has, invested assets of his non-CPA clients in shares of this same issuer. However, because these non-CPA clients are an unaffiliated outside business activity of Mr.

Wiener over which CPA has no control or other relationship, CPA does not make joint filings with respect to any shares of the issuer held by any non-CPA clients. To the best of CPA’s knowledge and belief, Mr. Wiener reports the ownership of shares by such non-CPA clients separately to the extent required and is identified as the reporting person. This information is based on the Schedule 13G filed on February 9, 2022 with the SEC.

(3)	Includes 117,018 shares that Mr. Lubniewski has the right to acquire from us within 60 days of June 15, 2022 pursuant to the exercise of stock options and the vesting of RSUs.
(4)	Includes 48,075 shares that Mr. McMeans has the right to acquire from us within 60 days of June 15, 2022 pursuant to the exercise of stock options and the vesting of RSUs.
(5)	Includes 25,527 shares that Mr. Lawson has the right to acquire from us within 60 days of June 15, 2022 pursuant to the exercise of stock options and the vesting of RSUs.
(6)	Includes 6,398 shares that Dr. Hanham has the right to acquire from us within 60 days of June 15, 2022 pursuant to the exercise of stock options.
(7)

Consists of (i) 9,624 shares beneficially owned by Solstice Capital II LP and (ii) 6,532 shares that Mr. George has the right to acquire from us within 60 days of June 15, 2022 pursuant to the exercise of stock options. Mr. George is the managing member of Solstice Capital II LP and has joint voting and investment power over the shares held by Solstice Capital II LP.

(8)	Includes 5,999 shares that Ms. Griffin has the right to acquire from us within 60 days of June 15, 2022 pursuant to the exercise of stock options.
(9)	Includes 6,798 shares that Mr. Hardison has the right to acquire from us within 60 days of June 15, 2022 pursuant to the exercise of stock options.
(10)	Includes 6,798 shares that Mr. LaFrance has the right to acquire from us within 60 days of June 15, 2022 pursuant to the exercise of stock options.
(11)	Includes 6,798 shares that Mr. McCracken has the right to acquire from us within 60 days of June 15, 2022 pursuant to the exercise of stock options.
(12)	The number of shares beneficially owned consists of the shares described in Notes (3) through (11) above.

Executive Compensation

Summary Compensation Table

Our named executive officers for the year ended December 31, 2021, which consist of our principal executive officer and our two other most highly compensated executive officers as of December 31, 2021, are as follows:

•	John L. Lubniewski, our President and Chief Executive Officer;
•	Shaun D. McMeans, our Senior Vice President of Finance and Chief Financial Officer; and
•	Byron T. Lawson, our Senior Vice President and Chief Commercial Officer.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Option awards ($) (1)	Non-equity incentive plan compensation ($) (2)	All other compensation ($) (3)	Total ($)
John L. Lubniewski	2021	460,000	-	276,000	741	736,741
President and Chief Executive Officer	2020	416,000	930,747	93,600	741	1,441,088
Shaun D. McMeans	2021	370,000	—	139,860	741	510,601
Senior Vice President and Chief Financial Officer	2020	358,000	396,744	48,330	741	803,815
Byron T. Lawson	2021	333,000	-	106,560	741	440,301
Chief Commercial Officer	2020	303,000	182,093	45,450	741	531,284

(1)

We did not grant option awards to our named executive officers in 2021. The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2020. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 14 “Stockholders’ Equity” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 29, 2022.

(2)	Amounts shown represent annual performance-based bonuses earned for 2021 and 2020.
(3)	Amount shown represents premiums for life, disability and accidental death and dismemberment insurance paid by us on behalf of the named executive officer.

Annual Base Salary

The base salary of our named executive officers is generally set forth in each officer’s employment letter agreement with us and periodically reviewed and adjusted by our Board of Directors, based on the recommendation of our Compensation Committee and following analyses conducted by independent third-party consultants. In January 2022, the base salaries for Mr. Lubniewski, Mr. McMeans and Mr. Lawson were increased to $538,000, $385,000 and $345,000, respectively.

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. As with annual base salary, the target annual performance-based bonus percentage for each of our named executive officers is determined by our Board of Directors, based on the recommendation of our Compensation Committee and input from independent third-party consultants. The annual performance-based bonus each named executive officer is awarded is generally based on the extent to which we achieve the corporate goals that our Board of Directors establishes each year. At the end of the year, our Board of Directors reviews our performance against each corporate goal and approves the extent to which we achieved each of our corporate goals.

Our Board of Directors will generally consider each named executive officer’s individual contributions towards reaching our annual corporate goals but does not typically establish specific individual goals for our named executive officers. There is no minimum bonus percentage or amount established for the named executive officers and, thus, the bonus amounts vary from year to year based on corporate and individual performance. For 2021, Mr. Lubniewski was eligible to receive a target bonus of up to 75% of his base salary pursuant to the terms of his employment letter agreement described below. For 2021, Mr. McMeans was eligible to receive a target bonus of up to 45% of his base salary pursuant to the terms of his employment letter agreement described below. For 2021, Mr. Lawson was eligible to receive a target bonus of up to 50% of his base salary pursuant to the terms of his employment letter agreement described below.

The corporate goals established by our Board of Directors for 2021 were based upon financial and strategic goals. Specific goals included direct revenue growth, customer metrics and objectives related to product development. The financial and strategic goals were weighted at 20% and 80%, respectively, towards overall corporate goal achievement. There was no minimum percentage of corporate goals that was required to be achieved to earn a bonus. No specific individual goals were established for any of our named executive officers for 2021.

In January 2022, our Board of Directors determined that the 2021 corporate goals related to direct revenue growth, customer metrics and product development had been achieved at an aggregate level of 80%, to be allocated based on individual performance objectives. As a result, our Board of Directors awarded bonuses of $276,000, $139,860 and $106,560 to Mr. Lubniewski, Mr. McMeans and Mr. Lawson, respectively, representing the performance-adjusted percentage of each executive’s target bonus for the period.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our named executive officers. Our Board of Directors or any authorized committee thereof is responsible for approving equity grants, which include to date, stock options and RSUs. Vesting of the stock option and RSU awards is tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial stock option grant upon commencement of employment. Additional equity awards may occur periodically to specifically incentivize executives to achieve certain corporate goals or to reward executives for exceptional performance. As of December 31, 2021, our named executive officers have been granted both stock option awards and RSUs.

Prior to the initial public offering, we granted all equity awards pursuant to the 2011 Plan and the 2001 Plan. All equity awards granted since our initial public offering have been granted pursuant to the 2014 Plan, the 2020 Plan and the 2021 Inducement Plan, the terms of which are described below under “—Equity Benefit Plans.” All stock options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of the grant of such award.

Generally, our stock option and RSU awards vest over a one to four-year period subject to the holder’s continuous service to us. Should the Board of Directors deem it appropriate, stock option awards may be granted with an early exercise feature which would allow the holder to exercise and receive unvested shares of our stock, so that the holder may have a greater opportunity for gains on the shares to be taxed at long-term capital gains rates rather than ordinary income rates. From time to time as our Board of Directors considers appropriate, we may grant stock options or RSUs that vest upon achievement of performance goals.

Agreements with Named Executive Officers

We have entered into letter agreements with each of our named executive officers. The letter agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary, eligibility for employee benefits, in some cases, and severance benefits upon a qualifying termination of employment. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our named executive officers are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “– Potential Payments and Benefits upon Termination or Change in Control.”

Employment Letter Agreement Mr. Lubniewski. We entered into an amended and restated letter agreement with Mr. Lubniewski in March 2019 that replaced his previous December 2014 letter agreement. The agreement sets forth certain agreed upon terms and conditions of employment. Mr. Lubniewski was initially entitled to receive an annual base salary of $460,000 (which has been increased, most recently in January 2022 to $538,000), an annual target performance bonus of up to 75% of his base salary as determined by the Board of Directors following analysis conducted by independent third-party consultants, and certain severance benefits, which were superseded and replaced by the terms of our Severance Plan, as further described below under “—Potential Payments and Benefits upon Termination or Change of Control.” Mr. Lubniewski’s base salary and target bonus percentage are subject to modification from time to time in the discretion of our Board of Directors or any authorized committee thereof.

Employment Letter Agreement with Mr. McMeans. We entered into an amended and restated letter agreement with Mr. McMeans in July 2019 that replaced his previous December 2014 letter agreement. The agreement sets forth certain agreed upon terms and conditions of employment. Mr. McMeans was initially entitled to an annual base salary of $370,000 (which has been increased, most recently in January 2022 to $385,000), an annual target performance bonus of up to 40% of his base salary (increased in January 2022 to 55% of base salary) as determined by the board of directors, and certain severance benefits, which were superseded and replaced by the terms of our Severance Plan, as further described below under “—Potential Payments and Benefits upon Termination or Change of Control.” Mr. McMeans’ base salary and target bonus percentage are subject to modification from time to time in the discretion of our Board of Directors or any authorized committee thereof.

Employment Letter Agreement with Mr. Lawson. We entered into an amended and restated letter agreement with Mr. Lawson in July 2019 that replaced his previous letter agreement and became effective in June 2017. The agreement sets forth certain agreed upon terms and conditions of employment. Mr. Lawson was initially entitled to receive an annual base salary of $333,000 (which has been increased, most recently in January 2022 to $345,000), an annual target performance bonus of up to 50% of his base salary as determined by our Board of Directors, and certain severance benefits, which were superseded and replaced by the terms of our Severance Plan, as further described below under “—Potential Payments and Benefits upon Termination or Change of Control.” Mr. Lawson’s base salary and target bonus percentage are subject to modification from time to time in the discretion of our Board of Directors or any authorized committee thereof.

Potential Payments and Benefits upon Termination or Change of Control

In October 2020, our Compensation Committee adopted our Severance and Change in Control Plan, or the Severance Plan, which provides for severance and/or change in control benefits to our named executive officers upon (i) a “change in control termination” or (ii) a “regular termination” (each as described below). Upon a change in control termination, each of our named executive officers is entitled to receive continued payment of his base salary for a specified period of time (18 months for Mr. Lubniewski, 15 months for Mr. McMeans and 12 months for Mr. Lawson), payment of COBRA premiums for a period of time (up to 18 months for Mr. Lubniewski, 15 months for Mr. McMeans and 12 months for Mr. Lawson) and accelerated vesting of outstanding time-vesting equity awards. Upon a regular termination, each of our named executive officers is entitled to receive continued payment of his base salary for a specified period of time (12 months for Mr. Lubniewski, 12 months for Mr. McMeans and 9 months for Mr. Lawson) and payment of COBRA premiums for a period of time (up to 12 months for Mr. Lubniewski, 12 months for Mr. McMeans and 9 months for Mr. Lawson). All severance benefits under the Severance Plan are subject to the executive’s execution of an effective release of claims against the Company. The Severance Plan superseded and replaced any change in control or severance benefit plans previously provided to our named executive officers, including any such benefits in their amended and restated letter agreements with us.

For purposes of the Severance Plan, a “regular termination” is an involuntary termination (i.e., a termination other than for cause (and not as a result of death or disability) or a resignation for good reason, as defined in the Severance Plan) that does not occur during the period of time beginning three months prior to, and ending 12 months following, a “change in control” (as defined in the 2020 Plan), or the “change in control period.” A “change in control termination” is a regular termination that occurs during the change in control period.

For purposes of the Severance Plan, “cause” generally means the occurrence of any of the following events, conditions or actions with respect to the executive: (1) conviction of any felony or crime involving fraud or dishonesty; (2) participation in any material fraud, material act of dishonesty or other material act of misconduct against us; (3) willful and habitual neglect of the executive’s duties after written notice and opportunity to cure; (4) material violation of any fiduciary duty or duty of loyalty owed to us; (5) breach of any material term of any material contract with us which has a material adverse effect on us; (6) knowing violation of any material company policy which has a material adverse effect on us; or (7) knowing violation of state or federal law in connection with the performance of the executive’s job which has a material adverse effect on us.

For purposes of the Severance Plan, “good reason” generally means the following undertaken by us with respect to the executive without the executive’s prior written consent: (1) a material reduction in base salary; (2) a material reduction in the executive’s authority, duties or responsibilities; (3) a material reduction in the authority, duties or responsibilities of the supervisor to whom the executive is required to report (which, with respect to Mr. Lubniewski, includes a change requiring him to report to a corporate officer or employee rather than directly to the Board of Directors); (4) a material breach by the Company of any provision of the Severance Plan or any other material agreement between the executive and the Company concerning the terms and conditions of the executive’s employment; or (5) a relocation of the executive’s principal place of employment to a place that increases the executive’s one-way commute by more than 50 miles.

Each of our named executive officers holds stock options and RSUs under our equity incentive plans that were granted subject to our form of stock option and RSU agreements. A description of the termination and change of control provisions in such equity incentive plans and stock options and RSUs granted thereunder is provided below under “– Equity Benefit Plans” and the specific vesting terms of each named executive officer’s stock options and RSUs are described below under “– Outstanding Equity Awards at Fiscal Year-End.”

Outstanding Equity Awards at Fiscal year-end

			Option Awards				Stock Awards
Name		Grant Date/Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
John L. Lubniewski		3/08/2012	186	—	32.25	3/08/2022	—	—
		2/01/2013	233	—	32.25	2/01/2023	—	—
		8/06/2013	869	—	32.25	8/06/2023	—	—
		3/20/2014	1,987	—	32.25	3/20/2024	—	—
		12/29/2014	248	—	193.35	12/29/2024	—	—
		2/16/2016	2,333	—	35.40	2/15/2026	—	—
		2/13/2017	1,333	—	28.80	2/13/2027	—	—
	(1)	8/16/2018	5,838	828	51.00	8/16/2028	—	—
	(2)	5/23/2019	17,919	2,081	33.30	5/23/2029	—	—
		8/15/2019	7,500	—	14.25	8/15/2029	—	—
		1/23/2020	35,833	—	9.90	1/23/2030	—	—
	(1)	8/20/2020	28,354	51,646	7.20	8/20/2030	—	—
	(4)	8/16/2018	—	—			413	21,063
Shaun D. McMeans		3/08/2012	558	—	32.25	3/08/2022	—	—
		2/01/2013	123	—	32.25	2/01/2023	—	—
		8/06/2013	869	—	32.25	8/06/2023	—	—
		3/20/2014	2,020	—	32.25	3/20/2024	—	—
		12/29/2014	155	—	193.35	12/29/2024	—	—
		2/16/2016	1,333	—	35.40	2/15/2026	—	—
		2/13/2017	1,233	—	28.80	2/13/2027	—	—
	(1)	8/16/2018	5,838	828	51.00	8/16/2028	—	—
		8/15/2019	3,166	—	14.25	8/15/2029	—	—
		1/23/2020	15,833	—	9.90	1/23/2030	—	—
	(1)	8/20/2020	11,819	21,514	7.20	8/20/2030	—	—
	(4)	8/16/2018	—	—			203	10,353
Byron T. Lawson		10/3/2012	62	—	32.25	10/3/2022
		2/1/2013	13	—	32.25	2/1/2023
		8/6/2013	124	—	32.25	8/6/2023
		3/20/2014	350	—	32.25	3/20/2024
		12/29/2014	124	—	193.35	12/29/2024
		11/25/2015	666	—	76.20	11/25/2025
		5/25/2016	333	—	42.25	5/25/2026
		1/31/2017	666	—	26.25	1/31/2027
		5/31/2017	333	—	51.90	5/31/2027
		7/25/2017	500	—	35.85	7/25/2027
	(1)	8/16/2018	1,750	250	51.00	8/16/2028
		8/6/2019	4,333	—	20.70	8/6/2029
		9/12/2019	2,333	—	12.00	9/12/2029
		1/7/2020	4,666	—	11.25	1/7/2030
	(3)	8/20/2020	6,406	11,594	7.20	8/20/2030
	(4)	8/16/2018	—	—			163	8,313

(1)

Stock options vest over four years as follows: 1/16th of the outstanding shares vest at the end of each calendar quarter over a period of approximately four years, subject to the individual’s continued service with us through each vesting date.

(2)

Stock options vest at the end of each month beginning January 30, 2020, with 50% vesting in the first year and 25% vesting in each of years 2 and 3, subject to the individual’s continued service with us through each vesting date.

(3)	Stock options vest in equal monthly installments over a two-year period, subject to the individual’s continued service with us through each vesting date.
(4)

RSUs vest over four years as follows: 1/16th of the award vests at the end of each calendar quarter over a period of approximately four years, subject to the individual’s continued service with us through each vesting date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders:
2011 Equity Incentive Plan	14,966	49.94	—
2014 Equity Incentive Plan (1) (2)	183,272	26.12	—
2014 Employee Stock Purchase Plan (3)	—	N/A	479,674
2020 Equity Incentive Plan	252,275	6.87	558,865
Equity compensation plans not approved by security holders (4)	140,000	5.29	160,000
Total	590,513		1,038,539

(1)

On January 1 of each year from January 1, 2016 through and including January 1, 2020, the number of shares authorized for issuance under the 2014 Plan was automatically increased by a number equal to 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares determined by our Board of Directors. Upon adoption of the 2020 Plan in August 2020, there were no additional annual authorized share increases.

(2)

The number of shares to be issued upon exercise of outstanding options, RSUs, warrants and rights under the 2014 Equity Incentive Plan includes 1,177 outstanding RSU awards. These shares have been excluded from weighted-average exercise price in column (b) above.

(3)

On January 1 of each year from January 1, 2016 through and including January 1, 2020, the number of shares authorized for issuance under our 2014 Employee Stock Purchase Plan was automatically increased by a number equal to the least of: (a) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year; (b) 13,000 shares; and (c) a number determined by the board of directors that is less than the amounts set forth in the foregoing clauses (a) and (b). In August 2021, the Company’s stockholders, upon the recommendation of the Company’s Board of Directors, approved the Amended 2014 ESPP. Upon approval of the Amended 2014 ESPP, 500,000 shares of the Company’s common stock were reserved for issuance under the Amended 2014 ESPP in addition to 24,285 shares of the Company’s common stock reserved for issuance under the original 2014 Employee Stock Purchase Plan. The Amended 2014 ESPP does not contain an evergreen provision.

(4)

In July 2021, the Company’s Board of Directors adopted the Company’s 2021 Inducement Plan (the “2021 Inducement Plan”), pursuant to which 300,000 shares were initially authorized and reserved for issuance exclusively for the grant of awards to individuals who were not previously employees or non-employee directors of the Company, as inducement material to the individuals’ entering into employment with the Company (“Inducement Awards”). There were 160,000 shares of the Company’s common stock available for issuance under the 2021 Inducement Plan as of December 31, 2021.

Equity Benefit Plans

2021 Inducement Plan

In July 2021, the Company’s Board of Directors adopted the 2021 Inducement Plan, pursuant to which 300,000 shares were initially authorized and reserved for issuance exclusively for the grant of Inducement Awards. There were 160,000 shares of the Company’s common stock available for issuance under the 2021 Inducement Plan as of December 31, 2021, in addition to shares that may become available from time to time as shares of the Company’s common stock subject to outstanding awards granted under the 2021 Inducement Plan are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.

Stock Awards. The 2021 Inducement Plan provides for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other awards.

Share Reserve. Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2021 Inducement Plan will not exceed 300,000 shares.

If any shares of our common stock issued pursuant to an award granted under the 2021 Inducement Plan are forfeited back to or redeemed or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, then such shares will become available again for issuance under the 2021 Inducement Plan.

The following shares of our common stock will not become available again for issuance under the 2021 Inducement Plan: (i) any shares repurchased by us on the open market with the proceeds of the exercise or strike price of an award granted under the 2021 Inducement Plan or a Prior Plan Award; and (ii) in the event that a stock appreciation right granted under the 2021 Inducement Plan or a stock appreciation right that is a Prior Plan Award is settled in shares, the gross number of shares subject to such award.

Eligibility. Awards may only be granted to persons who are Eligible Employees described in Section 1(a) of the 2021 Inducement Plan, where the Award is an inducement material to the individual’s entering into employment with the Company or an Affiliate within the meaning of Rule 5635(c)(4) of the Nasdaq Marketplace Rules or is otherwise permitted pursuant to Rule 5635(c) of the Nasdaq Marketplace Rules.

Administration. The 2021 Inducement Plan will be administered by our Board of Directors, which may in turn delegate some or all of the administration of the 2021 Inducement Plan to a committee or committees composed of members of the board of directors. Our Board of Directors has delegated concurrent authority to administer the 2021 Inducement Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to our Compensation Committee. We refer to the plan administrator as the “Plan Administrator” herein.

2020 Equity Incentive Plan

In August 2020, the Company’s stockholders, upon the recommendation of the Company’s Board of Directors, approved the 2020 Equity Incentive Plan (the “2020 Plan”) as a successor to and continuation of the 2014 Plan. As of December 31, 2021, option awards covering an aggregate of 252,275 shares of our common stock under the 2020 Plan were outstanding.

Stock Awards. The 2020 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other awards.

Share Reserve. Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2020 Plan will not exceed 744,685 shares, which number is the sum of (i) the number of shares remaining available for the grant of new awards under the 2014 Plan (excluding shares available for the grant of inducement awards under the 2014 Plan’s inducement share pool) as of immediately prior to the effective date of the 2020 Plan; (ii) 676,133 new shares; and (iii) the number of the Prior Plan Returning Shares (as defined below), if any, as such shares become available from time to time.

The “Prior Plan Returning Shares” are shares of our common stock subject to outstanding awards granted under the 2014 Plan (excluding shares available for the granting of inducement awards under the 2014 Plan), the 2011 Plan or 2001 Plan (together, the “Prior Plans,” and each such award, a “Prior Plan Award”) that, following the effective date of the 2020 Plan: (i) are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) are not issued because such award or any portion thereof is settled in cash; or (iii) are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares. The number of shares of our common stock available for issuance under the 2020 Plan will be reduced or increased by (i) one share for each share of common stock issued pursuant to an Appreciation Award (as defined in the 2020 Plan), and (ii) 1.5 shares for each share of common stock issued pursuant to a Full Value Award (as defined in the 2020 Plan). The following actions will not result in an issuance of shares of our common stock under the 2020 Plan and accordingly will not reduce the number of shares of our common stock available for issuance under the 2020 Plan: (i) the expiration or termination of any portion of an award granted under the 2020 Plan without the shares covered by such portion of the award having been issued; or (ii) the settlement of any portion of an award granted under the 2020 Plan in cash.

If any shares of our common stock issued pursuant to an award granted under the 2020 Plan are forfeited back to or redeemed or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, then such shares will become available again for issuance under the 2020 Plan.

The following shares of our common stock will not become available again for issuance under the 2020 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or strike price of an award granted under the 2020 Plan or a Prior Plan Award (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award); (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with an award granted under the 2020 Plan or a Prior Plan Award; (iii) any shares repurchased by us on the open market with the proceeds of the exercise or strike price of an award granted under the 2020 Plan or a Prior Plan Award; and (iv) in the event that a stock appreciation right granted under the 2020 Plan or a stock appreciation right that is a Prior Plan Award is settled in shares, the gross number of shares subject to such award.

Eligibility. All of our (including our affiliates’) employees, non-employee directors and consultants are eligible to participate in the 2020 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2020 Plan only to our (including our affiliates’) employees.

Administration. The 2020 Plan will be administered by our Board of Directors, which may in turn delegate some or all of the administration of the 2020 Plan to a committee or committees composed of members of the board of directors. Our Board of Directors has delegated concurrent authority to administer the 2020 Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to our Compensation Committee. We refer to the plan administrator as the “Plan Administrator” herein.

Subject to the terms of the 2020 Plan, the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the 2020 Plan, including the period of their exercisability and vesting. The Plan Administrator has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to an award and the exercise or strike price of stock options and stock appreciation rights granted under the 2020 Plan.

In addition, the Plan Administrator may delegate to one or more executive officers the authority to designate employees who are not executive officers to be recipients of certain awards and the number of shares of our common stock subject to such awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the awards granted by such executive officer. The executive officer may not grant an award to himself or herself.

Repricing; Cancellation and Re-Grant of Stock Options or Stock Appreciation Rights. Under the 2020 Plan, unless our stockholders have approved such an action within 12 months prior to such an event, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by (1) reducing the exercise or strike price of the stock option or stock appreciation right, or (2) canceling any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards.

Limit on Non-Employee Director Compensation. Pursuant to the 2020 Plan, the aggregate value of all compensation granted or paid, as applicable, by the Company to any individual for service as a non-employee director with respect to any period commencing on the date of the annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the annual meeting of stockholders for the next subsequent year (the “Annual Period”), including awards granted and cash fees paid by the Company to such non-employee director, will not exceed (i) $400,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the Board of Directors during such Annual Period, $600,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Dividends and Dividend Equivalents. The 2020 Plan provides that dividends or dividend equivalents may be paid or credited with respect to any shares of our common stock subject to an award other than an option or stock appreciation right, as determined by the Plan Administrator and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Stock Options. Stock options may be granted under the 2020 Plan pursuant to stock option agreements. The 2020 Plan permits the grant of stock options that are intended to qualify as ISOs and NSOs.

The exercise price of a stock option granted under the 2020 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “-Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

The term of stock options granted under the 2020 Plan may not exceed ten years from the date of grant and, in some cases (see “-Limitations on Incentive Stock Options” below), may not exceed five years from the date of grant. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (“continuous service” as defined in the 2020 Plan) terminates (other than for cause (as defined in the 2020 Plan) or the participant’s death or disability (as defined in the 2020 Plan)), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability, the participant may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s death (or the participant dies within a specified period following termination of continuous service), the participant’s beneficiary may exercise any vested stock options for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause, all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if a participant’s continuous service terminates for any reason other than for cause and, at any time during the applicable post-termination exercise period, the exercise of the stock option would be prohibited by applicable laws or the sale of any common stock received upon such exercise would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2020 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.

Stock options granted under the 2020 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2020 Plan may be subject to different vesting schedules as the Plan Administrator may determine.

The Plan Administrator may impose limitations on the transferability of stock options granted under the 2020 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2020 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. Options may not be transferred to a third-party financial institution for value.

Limitations on Incentive Stock Options. In accordance with current federal tax laws, the aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the 2020 Plan is 1,495,097 shares.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2020 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. The term of stock appreciation rights granted under the 2020 Plan may not exceed ten years from the date of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the 2020 Plan.

Restricted Stock Awards. Restricted stock awards may be granted under the 2020 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.

Restricted Stock Unit Awards. Restricted stock unit awards may be granted under the 2020 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Except as otherwise provided in a participant’s restricted stock unit award agreement or other written agreement with us, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Performance Awards. The 2020 Plan allows us to grant performance awards. A performance award is an award that may vest or may be exercised, or that may become earned and paid, contingent upon the attainment of certain performance goals during a performance period. A performance award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator in its discretion. In addition, to the extent permitted by applicable law and the applicable award agreement, the Plan Administrator may determine that cash may be used in payment of performance awards.

Performance goals under the 2020 Plan will be established by the board of directors for a performance period. The performance criteria used to establish such goals may be based on any measure of performance selected by the board of directors.

Performance goals may be based on a Company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Plan Administrator (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the Plan Administrator will appropriately make adjustments in the method of calculating the attainment of the performance goals for a performance period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (13) to exclude the effects of the timing of acceptance for review and/or approval of submissions to the U.S. Food and Drug Administration or any other regulatory body.

In addition, the Plan Administrator retains the discretion to define the manner of calculating the performance criteria it selects to use for a performance period and to reduce, increase or eliminate the compensation or economic benefit due upon the attainment of any performance goal.

Other Awards. Other forms of awards valued in whole or in part by reference to, or otherwise based on, our common stock, may be granted either alone or in addition to other awards under the 2020 Plan; provided that any such award will be treated as a Full Value Award. Subject to the terms of the 2020 Plan, the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other awards.

Clawback Policy. Awards granted under the 2020 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company adopts. In addition, the board of directors may impose such other clawback, recovery or recoupment provisions in an award agreement as the board of directors determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock or other cash or property upon the occurrence of cause.

Changes to Capital Structure. In the event of certain capitalization adjustments, the Plan Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of our common stock subject to the 2020 Plan; (ii) the class(es) and maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of shares of our common stock and the exercise, strike or purchase price per share of our common stock subject to outstanding awards.

Corporate Transaction and Change in Control. The following applies to each outstanding award under the 2020 Plan in the event of a corporate transaction (as defined in the 2020 Plan and described below) or a change in control (as defined in the 2020 Plan and described below), unless provided otherwise in the applicable award agreement or in any other written agreement between a participant and the Company or an affiliate. The term “Transaction” will mean such corporate transaction or change in control.

In the event of a Transaction, any awards outstanding under the 2020 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company) (such entity, the “acquiring entity”), and any reacquisition or repurchase rights held by us with respect to the award may be assigned to the acquiring entity. If the acquiring entity does not assume, continue or substitute for such awards, then with respect to any such awards that are held by participants whose continuous service has not terminated prior to the effective time of the Transaction (such participants, the “current participants”), the vesting (and exercisability, if applicable) of such awards will be accelerated in full to a date prior to the effective time of the Transaction (contingent upon the effectiveness of the Transaction), and such awards will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the effectiveness of the Transaction). With respect to the vesting of performance awards that will accelerate upon the occurrence of a Transaction, unless otherwise provided in the relevant award agreement, the vesting of such performance awards will accelerate at 100% of the target level upon the occurrence of the Transaction. If the acquiring entity does not assume, continue or substitute for such awards, then any such awards that are held by persons other than current participants will terminate if not exercised (if applicable) at or prior to the effective time of the Transaction, except that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the Transaction.

In the event an award will terminate if not exercised at or prior to the effective time of a Transaction, the Plan Administrator may provide that the holder of such award may not exercise such award but instead will receive a payment equal in value to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the award, over (ii) any exercise price payable by such holder in connection with such exercise.

Under the 2020 Plan, a “corporate transaction” generally means the consummation of any one or more of the following events: (1) a sale or other disposition of all or substantially all of our assets; (2) a sale or other disposition of at least 50% of our outstanding securities; (3) a merger, consolidation or similar transaction where we do not survive the transaction; or (4) a merger, consolidation or similar transaction where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Under the 2020 Plan, a “change in control” generally means the occurrence of any one or more of the following events: (1) the acquisition by any person, entity or group of our securities representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (2) a consummated merger, consolidation or similar transaction in which our stockholders immediately before such transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; or (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets, other than to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction.

Plan Amendments and Termination. The Plan Administrator will have the authority to amend or terminate the 2020 Plan at any time. However, except as otherwise provided in the 2020 Plan, no amendment or termination of the 2020 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent. We will obtain stockholder approval of any amendment to the 2020 Plan as required by applicable law and listing requirements.

2014 Equity Incentive Plan

Our Board of Directors adopted the 2014 Plan in December 2014 and our stockholders approved the 2014 Plan in April 2015. The 2014 Plan became effective on May 5, 2015 in connection with our initial public offering. In August 2020, upon the effective date of the 2020 Plan, the 2014 Plan ceased to be available for new grants of equity awards, and any shares remaining available for issuance under the 2014 Plan (excluding shares available for the granting of inducement awards under the 2014 Plan’s inducement share pool) became available for issuance under the 2020 Plan.

Share Reserve. Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2014 Plan was the sum of (1) 61,707 shares, plus (2) the number of shares (not to exceed 40,587 shares) (i) reserved for issuance under our 2011 Plan at the time the 2014 Plan became effective, and (ii) any shares subject to outstanding stock options or other stock awards that were granted under our 2011 Plan or 2001 Plan that, on or after the effective date of the 2014 Plan, are forfeited, terminate, expire or are otherwise not issued. Additionally, the number of shares of our common stock reserved for issuance under the 2014 Plan automatically increased on January 1 of each year, beginning on January 1, 2016 and continuing through and including January 1, 2020, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. The maximum number of shares of our common stock that may be issued upon the exercise of ISOs under the 2014 Plan is 120,000 shares.

If a stock award granted under the 2014 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2014 Plan. In addition, the following types of shares of our common stock under the 2014 Plan may become available for the grant of new stock awards under the 2014 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2014 Plan may be previously unissued shares or reacquired shares bought by us on the open market.

In May 2019, 13,333 shares were reserved for issuance under the 2014 Plan pursuant to an amendment approved by our Board of Directors pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules, to be used exclusively for the grant of awards to individuals who were not previously employees or non-employee directors of the Company, as inducement material to the individuals’ entering into employment (“Inducement Awards”).

As of December 31, 2021, option awards covering an aggregate of 182,095 shares of our common stock, and an additional 1,177 RSU awards have been granted under the 2014 Plan and were outstanding.

Administration. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2014 Plan. Subject to the terms of the 2014 Plan, our Board of Directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability, vesting schedule and change of control provision applicable to a stock award, if any. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the authority to modify outstanding awards under the 2014 Plan. Subject to the terms of the 2014 Plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2014 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Stock options granted under the 2014 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2014 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested stock options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, stock options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Stock options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. RSUs may be granted in consideration for any form of legal consideration. An RSU award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. RSUs typically vest and underlying shares of common stock are delivered as outlined in the applicable RSU agreements following the grantee’s satisfaction of minimum statutory employee tax withholding requirements, where applicable. Employee RSU agreements generally provide that vesting is accelerated only in certain circumstances, that delivery of the underlying shares of common stock is conditioned on the grantee’s satisfying certain vesting conditions outlined in the award, and that the grantee’s employment continue with the Company through the vesting date. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU award. Except as otherwise provided in the applicable award agreement, RSUs that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2014 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs, (4) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2014 Plan pursuant to Section 162(m) of the Code) and (5) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
•	accelerate the vesting of the stock award and provide for its termination at or prior to the effective time of the corporate transaction;
•	arrange for the lapse of any reacquisition or repurchase right held by us;
•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or
•

make a payment equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2014 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. For example, certain of our employees may receive an award agreement that provides for vesting acceleration upon the individual’s termination without cause or resignation for good reason (including a material reduction in the individual’s base salary, duties, responsibilities or authority, or a material relocation of the individual’s principal place of employment with us) in connection with a change of control. Under the 2014 Plan, a change of control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (3) a consummated sale, lease or exclusive license or other disposition of all or substantially of our assets; or (4) our stockholders approve a plan of our complete dissolution or liquidation or our complete dissolution or liquidation otherwise occurs.

All stock options granted under the 2014 Plan to our named executive officers provide that vesting and exercisability of such stock options will be accelerated in full following a change in control if, immediately prior to or within 12 months after the effective time of such change in control, the optionholder’s continuous service terminates due to an involuntary termination without cause or due to a voluntary termination with good reason. Several terms are specifically defined in the 2014 Plan for purposes of this “double-trigger” provision; in particular, (i) “good reason” is generally defined as (1) a material reduction in the optionholder’s annual base salary, except pursuant to a salary reduction program affecting substantially all of our employees that does not disproportionately affect the optionholder; (2) a material reduction in the optionholder’s authority, duties or responsibilities; (3) any failure by us to continue any material benefit plan or program in which the optionholder was participating immediately prior to the change in control, or any action by us that would adversely affect the optionholder’s participation in or reduce his/her benefits under such benefit plan or program, or deprive him/her of any fringe benefit enjoyed immediately prior to the change in control, unless, taken as a whole, we provide for optionholder participation in comparable benefit plans or programs; (4) a relocation of the optionholder’s principal place of employment more than 50 miles; or (5) a material breach by us of any provision of the 2014 Plan or an option agreement under the 2014 Plan or any other material agreement between the optionholder and us concerning the terms and conditions of employment or service with us; and

(ii) “cause” is generally defined as the occurrence of any of the following events: (A) the optionholder’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (B) the optionholder’s attempted commission of, or participation in, a fraud or act of dishonesty against us; (C) the optionholder’s intentional, material violation of any contract or agreement between the optionholder and us or of any statutory duty owed to us; (D) the optionholder’s unauthorized use or disclosure of our confidential information or trade secrets; or (E) the optionholder’s gross misconduct.

Amendment and Termination. Our Board of Directors has the authority to amend, suspend, or terminate the 2014 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted the 2014 Plan.

2011 Equity Incentive Plan

General. Our Board of Directors and our stockholders approved our 2011 Plan in March 2011. The 2011 Plan was subsequently amended by our Board of Directors and our stockholders, most recently in February 2014. The 2011 Plan is the successor to and continuation of our 2001 Plan. As of December 31, 2021, option awards under the 2011 Plan covering an aggregate of 14,966 shares of our common stock were outstanding. No additional awards will be granted under the 2011 Plan and all outstanding awards granted under the 2011 Plan that are repurchased, forfeited, expire or are cancelled will become available for grant under the 2020 Plan in accordance with its terms. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2011 Plan. Our Board of Directors may also delegate certain authority to one or more of our officers. The plan administrator has the authority to modify outstanding awards under our 2011 Plan, including the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2011 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Stock options granted under the 2011 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2011 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested stock options for a period of three months following the cessation of service. The stock option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested stock options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Corporate Transactions. Unless otherwise provided in a stock award agreement or other written agreement between us and a participant, in the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
•	accelerate the vesting, in whole or in part, of the stock award and provide for its termination prior to the effective time of the corporate transaction;
•	arrange for the lapse of any reacquisition or repurchase right held by us;
•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or
•

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2011 Plan, a corporate transaction is generally defined as the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2011 Plan, a change of control is generally defined as (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction, (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity, (3) approval by the stockholders or our Board of Directors of a plan of complete dissolution or liquidation of us or our complete dissolution or liquidation occurs or (4) a consummated sale, lease or exclusive license or other disposition of all or substantially of our assets.

Certain stock options granted under the 2011 Plan, including the stock options held by our named executive officers, provide that if immediately prior to a change of control the participant’s service with the Company has not terminated, the option will accelerate vesting with respect to 25% of the then-unvested portion of the option; if the option continues, the remaining 75% of the unvested option will continue to vest on the option’s original schedule prior to the change of control and will accelerate vesting in full in the event that the participant’s continuous service is terminated without cause or by the participant for good reason within the 12 months following the change of control. “Good reason” for purposes of this “double-trigger” provision is generally defined as (1) an assignment of duties or responsibilities to the participant that results in a material diminution of the participant’s function; (2) a material reduction in the participant’s annual base salary; (3) failure to continue the participant’s benefit plans or programs, any action that would adversely affect the participant’s participation in any benefit plan, reduce the participant’s benefits under any benefit plan or deprive the participant of any fringe benefit; or (4) a relocation of the participant’s business office more than 50 miles.

2001 Stock Option Plan

Our Board of Directors and our stockholders approved our 2001 Plan, which became effective in February 2001. The 2001 Plan terminated and no further awards were granted under the 2001 Plan upon the effective date of the 2011 Plan. As of December 31, 2020, option awards under the 2001 Plan covering an aggregate of 73 shares of our common stock were outstanding.

2014 Employee Stock Purchase Plan

General. Our Board of Directors adopted the 2014 ESPP in December 2014 and our stockholders approved the 2014 ESPP in April 2015. The 2014 ESPP became effective on May 5, 2015 in connection with our initial public offering. The purpose of our employee stock purchase plans is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The employee stock purchase plans are intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Our Board of Directors has delegated its authority to administer the ESPP to our compensation committee.

The 2014 ESPP initially authorized the issuance of 7,388 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance automatically increases on January 1 of each calendar year, from January 1, 2016 through January 1, 2024 by the least of (1) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (2) 13,000 shares, or (3) a number determined by our Board of Directors that is less than (1) and (2).

In August 2021, the Company’s stockholders, upon the recommendation of the Company’s Board of Directors, approved the Amended and Restated 2014 Employee Stock Purchase Plan (the “Amended 2014 ESPP”). Upon approval of the Amended 2014 ESPP, 500,000 shares of the Company’s common stock were reserved for issuance under the Amended 2014 ESPP in addition to 24,285 shares of the Company’s common stock reserved for issuance under the original 2014 Employee Stock Purchase Plan. The Amended 2014 ESPP does not contain an evergreen provision.

Offerings and Purchases. The Amended 2014 ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the Amended 2014 ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. Generally, all regular employees, including executive officers, subject to certain restrictions, employed by us or by any of our designated affiliates, may participate in the Amended 2014 ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the Amended 2014 ESPP. Unless otherwise determined by our Board of Directors, common stock will be purchased for accounts of employees participating in the Amended 2014 ESPP at a price per share equal to the lower of (1) 85% of the fair market value of a share of our common stock on the first date of an offering or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (1) the number of shares reserved under the Amended 2014 ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year and (3) the number of shares and purchase price of all outstanding purchase rights.

Corporate Transactions. In the event of certain significant corporate transactions, including the consummation of: (1) a sale of all our assets, (2) the sale or disposition of 90% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the Amended 2014 ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Plan Amendments, Termination. Our Board of Directors has the authority to amend or terminate our Amended 2014 ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our Amended 2014 ESPP as required by applicable law or listing requirements.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We made no matching contributions into the 401(k) plan for either of the year ended December 31, 2021. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Director Compensation

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2021 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Ann F. Hanham	75,000	25,000	100,000
Michelle R. Griffin	56,000	25,000	81,000
Harry A. George	42,500	25,000	67,500
Donnie M. Hardison	47,000	25,000	72,000
James T. LaFrance	47,500	25,000	72,500
Lee R. McCracken	46,000	25,000	71,000
Timothy B. Johnson (2)	4,677	—	4,677

(1)

As of December 31, 2021, the aggregate number of outstanding options to purchase our common stock held by our non-employee directors were: Dr. Hanham: 10,398, Ms. Griffin: 9,999, Mr. George: 10,532; Mr. Hardison: 10,798; Mr. LaFrance: 10,798, Mr. McCracken: 10,798 and Mr. Johnson 21,737. The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2021. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For further discussion of valuation assumptions, see Note 14 “Stockholders’ Equity” to our consolidated financial statements included elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 29, 2022.

(2)	Mr. Johnson served as our Executive Chairman until his resignation in January 2021.

We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors, and will pay for the travel, lodging and other reasonable expenses incurred by our employee directors to attend meetings of our Board of Directors and, as applicable, committees of our Board of Directors.

Pursuant to our non-employee director compensation policy, non-employee director compensation for service on our Board of Directors was as follows as of January 1, 2021:

•	an annual cash retainer of $35,000;
•	an additional annual cash retainer of $30,000 for service as Chair of our Board of Directors;
•	an additional annual cash retainer of $15,000, $12,000 and $10,000 for service as the chair of our Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively;
•	an additional annual cash retainer of $7,500, $6,000 and $5,000 for service as member of our Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively;
•

an automatic annual option grant to purchase 4,000 shares of our common stock for each non-employee director who is serving on our Board of Directors on the date of each annual stockholder meeting and who has served as a member of our Board of Directors for a minimum of six months, in each case vesting on the earliest to occur of (i) the date that is 12 months following the grant date and (ii) the following year’s annual stockholder meeting; and

•

upon first joining our Board of Directors an automatic initial option grant to purchase 8,000 shares of our common stock on the date of grant. One-third of the shares will vest twelve months after the date of grant and the remaining shares will vest monthly in equal installments over a two-year period thereafter such that the stock option is fully vested on the third anniversary of the date of grant. A director who, in the one year prior to his or her initial election to serve on the board of directors as a non-employee director, served as an employee of the company will not be eligible for an initial grant.

In addition, in May 2022, our Board of Directors approved an additional option grant to purchase 4,000 shares of our common stock for Dr. Hanham based on her contributions to our HTG Therapeutics business. The additional option will be granted on the date of the annual meeting and will have the same terms as the automatic annual option grant.

Each of the option grants described above will vest and become exercisable subject to the director’s continuous service with us through each applicable vesting date, provided that each option will vest in full upon a change of control, as defined under the 2020 Plan. The stock options will be granted under the 2020 Plan, the terms of which are described in more detail above under “– Equity Benefit Plans – 2020 Equity Incentive Plan.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A “related person” is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or other independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

The following sections summarize transactions since January 1, 2020 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”

Employment Arrangements

We currently have written employment agreements with our executive officers. For information about our employment agreements with our named executive officers, refer to “Executive Compensation – Agreements with our Named Executive Officers.”

Stock Options Granted to Executive Officers and Directors

We have granted stock options to our executive officers and directors, as more fully described in “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End.”

Indemnification Agreements

We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. The Company undertakes to promptly deliver on request, a separate copy of the annual report, proxy statement or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the document was delivered. Direct your written request to HTG Molecular Diagnostics, Inc., Corporate Secretary, 3430 E. Global Loop, Tucson, Arizona 85706 or call the Company’s telephone number at (877) 289-2615. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Shaun D. McMeans

Secretary

July 7, 2022

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, HTG Molecular Diagnostics, Inc., 3430 E. Global Loop, Tucson, Arizona 85706.

Appendix A

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HTG Molecular Diagnostics, INC.

HTG Molecular Diagnostics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

First: The name of this corporation is HTG Molecular Diagnostics, Inc., the original name of this corporation was HTG, Inc. and the date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware was December 14, 2000.

Second: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as follows:

Effective as of the effective time of 5:00 p.m., Eastern Time, on [***DATE***]1 (the “Effective Time”), each [five (5) / six (6) / seven (7) / eight (8) / nine (9) / ten (10) / eleven (11) / twelve (12) / thirteen (13) / fourteen (14) / fifteen (15)]2 shares of the Company’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Company or the respective holders thereof, be combined into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued as a result of the Reverse Split and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Company of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of pre-Reverse Split Common Stock, any stockholder who would otherwise be entitled to a fractional share of post-Reverse Split Common Stock as a result of the Reverse Split, following the Effective Time (after taking into account all fractional shares of post-Reverse Split Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of post-Reverse Split Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Company’s Common Stock (as adjusted to give effect to the Reverse Split) on The Nasdaq Stock Market for each of the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of pre-Reverse Split Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Company or the respective holders thereof, represent that number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined (as well as the right to receive cash in lieu of any fractional shares of post-Reverse Split Common Stock as set forth above; provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Split Common Stock into which the shares of pre-Reverse Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split, as well as any cash in lieu of fractional shares of post-Reverse Split Common Stock to which such holder may be entitled as set forth above. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Split Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

Third: The foregoing amendment to the Certificate of Incorporation was duly approved by the Board.

Fourth: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[1]	Insert next business day after filing with the Secretary of State of the State of Delaware.
[2]

These amendments approve the combination of any whole number of shares of the Company’s Common Stock between and including five (5) and fifteen (15) into one (1) share of the Company’s Common Stock. By these amendments, the stockholders would approve each of the alternate amendments proposed by the Company’s Board of Directors. If the reverse stock split proposal is approved by stockholders, the Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that reverse stock split ratio determined by the Company’s Board of Directors to be in the best interests of the Company and its stockholders. The other amendments will be abandoned pursuant to Section 242(c) of the General Corporation Law of the State of Delaware. The Company’s Board of Directors may also elect not to effect any reverse stock split, in which case all proposed alternate amendments will be abandoned.

1

Fifth: This amendment to the Certificate of Incorporation shall be effective on and as of as of the effective time of 5:00 p.m., Eastern Time, on [***DATE***]3.

[3]	Insert next business day after filing with the Secretary of State of the State of Delaware.

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HTG P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/HTGM Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-858-9151 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/HTGM HTG Molecular Diagnostics, Inc. Annual Meeting of Stockholders For Stockholders of record as of June 21, 2022 TIME: Wednesday, August 17, 2022 1:00 PM, Pacific Time PLACE: Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/HTGM for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints John L. Lubniewski and Shaun D. McMeans (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of HTG Molecular Diagnostics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

HTG Molecular Diagnostics, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3, 4 AND 5 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Class I Directors 1.01 Thomas W. Dubensky Jr., PhD. FOR WITHHOLD 1.02 Christopher P. Kiritsy 1.03 Lee R. McCracken FOR FOR FOR 2. To approve a series of alternate amendments to the Company's Amended and Restated Certificate of Incorporation to effect, at the option of the Company's Board of Directors, a reverse stock split of the Company's common stock at a ratio between 1-for-5 and 1-for-15, inclusive, as determined by the Board of Directors at its sole discretion. FOR AGAINST ABSTAIN FOR 3. To approve the authorization to adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 2. FOR 4. To approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the proxy statement for the annual meeting. FOR 5. To ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022. FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/HTGM Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date